RESTATED CERTIFICATE OF INCORPORATION

OF

FOREST OIL CORPORATION

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW
(Restated as of October 21, 1993, as Amended through July 10, 2014)
* * * * * *
WE, THE UNDERSIGNED, being a Vice President and the Secretary of Forest Oil Corporation, do hereby certify:
1.The name of the Corporation is Forest Oil Corporation.
2.The certificate of incorporation of said corporation was filed by the Department of State on the 13th day of March, 1924 and its previous restated certificates of incorporation were filed by the Department of State on the 12th day of May, 1978, and the 19th day of May, 1992.
3.The text of the certificate of incorporation of the Corporation as heretofore amended and restated, is hereby restated without amendment or change to read as herein set forth in full:

1.	The name of the Corporation is FOREST OIL CORPORATION.
2.The purpose for which this Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the New York Business Corporation Law. This Corporation is not formed to engage in any act or activity for which approval by any state department, official, board, agency or other body is required.
3.The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, Par Value $.10 Per Share and Ten Million (10,000,000) shares of Preferred Stock, Par Value $.01 Per Share, which shares of Preferred Stock shall be classified into

Two classes, Senior Preferred Stock and Junior Preferred Stock as described in Paragraph 3.II, each class of which shall be issuable in one or more series.
The relative rights, preferences and limitations of each class of capital stock are, and the designation and relative rights, preferences and limitations of each series of Preferred Stock are to be fixed as follows:

I.	Common Stock.
A.    Dividends and Other Distributions. Subject to the rights of the holders of Preferred Stock and subject to any other provisions of the Certificate of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
B.    Voting.
(1)    At every meeting of the shareholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation.
(2)    No shareholder shall have the right to cumulate votes in the election of directors.
C.    Preemptive Rights. Subject to any conversion rights of the shares of Preferred Stock, no holder of stock of the Corporation of any class shall be entitled as of right to subscribe for or receive any part of the authorized stock of the Corporation or any part of any new, additional or increased issues of stock of any class or of any obligations convertible into any class or classes of stock, but the Board of Directors may, without offering any such shares of stock or obligations convertible into stock to shareholders of any class, issue and sell or dispose of the same to such persons and for such considerations permitted by law as it may from time to time in its absolute discretion determine.
II.    Preferred Stock.
The 10,000,000 shares of Preferred Stock (the “Preferred Stock”) presently authorized shall be classified into two classes, each of which shall be issuable in one or more series. The class of Senior Preferred Stock shall consist of 7,350,000 shares of Preferred Stock (the “Senior Preferred Stock”). The class of Junior Preferred Stock shall consist of 2,650,000 share of Preferred Stock (the “Junior Preferred Stock”).
A.Number Series.  Subject to any limitation prescribed by law, the number of shares in each series of Preferred Stock and the designation and relative rights, preferences and limitations of each series of Preferred Stock shall be fixed by the Board of Directors of the Corporation, provided that before any shares of a series of Preferred Stock are issued a certificate of amendment of this Certificate of Incorporation shall be filed as required by the Business Corporation Law.  Pursuant to the foregoing general authority vested in it, but not in limitation thereof, the Board of Directors is expressly empowered to determine with respect to the shares of each series of Preferred Stock:
(1)The dividend rights of such shares, including whether the dividends to which such shares are entitled shall be cumulative or noncumulative;
(2)Whether such shares shall be convertible into shares of Common Stock, or to the extent permitted by law, into shares of another series of Preferred Stock and, if so, upon what terms and conditions;
(3)Whether such shares shall have voting rights in addition to those provided by law and, if so, to what extent and upon what terms and conditions;
(4)Whether such shares shall be subject to redemption by the Corporation and, if so, upon what terms and conditions;
(5)Whether, if such shares are to be redeemable, a sinking fund or other fund shall be established for the purchase or redemption thereof and, if so, upon what terms and conditions; and
(6)The rights of such shares in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including whether such shares shall have any preferential claim against the assets of the Corporation and, if so, to what extent.
B.Dividends.  The stated dividends on all outstanding shares of Preferred Stock (including any cumulative unpaid dividends, if dividends are cumulative), shall be declared and paid, or set apart for payment, before any dividends on the outstanding shares of Common Stock shall be declared and paid, or set apart for payment, with respect to the same dividend period.  The stated dividends on all outstanding shares of Senior Preferred Stock (including any cumulative unpaid dividends, if dividends are cumulative), shall be declared and paid, or set apart for payment, before any dividends on the outstanding shares of Junior Preferred Stock and Common Stock shall be declared and paid, or set apart for payment, with respect to the same dividend period.
C.Voting.  Except as otherwise provided by law or by action of the Board of Directors in granting voting rights to the shares of any series of Preferred Stock, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the shares of Common Stock.
D.Series A Junior Participating Preferred Stock.  The designation and amount, relative rights, preferences and limitations of the shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, as fixed by the Board of Directors, are as follows:
Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
Section 2. Dividends and Distributions.
(A)    Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred

Stock, in preference to the holders of Common Stock, par value $0.10 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non‑cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)    The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share‑by‑share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
(A)    Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)    Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C)    Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 4. Certain Restrictions.
(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.
Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common

Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.
Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two‑thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

4.The office of the Corporation shall be located in the City of New York, County of New York and State of New York.
5.The Secretary of State of the State of New York is the agent of the Corporation upon whom process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: “c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543.”
6.The name and address of the registered agent of the corporation are Corporation Service Company, 80 State Street, Albany, New York 12207-2543. Said registered agent is to be the agent upon which process against the corporation may be served.
7.Any of the following actions may be taken by the shareholders of the Corporation only by the affirmative vote of the holders of two-thirds of all outstanding shares entitled to vote there: (a) adoption, amendment or repeal of any By-law or any provision of this Restated Certificate of Incorporation relating to (i) the number, classification and terms of office of directors (ii) the removal of directors without cause, or (iii) the power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; or (b) any amendment or repeal of this Paragraph 7. Nothing contained in this Paragraph 7 shall in any way limit the power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation.
8.A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in such a capacity unless a judgment or other final adjudication adverse to the director establishes that:
(a)The director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;
(b) The director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or
(c)The director’s acts violate Section 719 of the New York Business Corporation Law (the “BCL”).

A director’s liability for any act or omission prior to the adoption of this paragraph 8 shall not be eliminated or limited by virtue hereof and any repeal or modification of the foregoing provisions of, or the adoption of any provision of, the Restated Certificate of Incorporation inconsistent with this paragraph 8 shall not adversely affect any right, immunity or protection of a director existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification or the adoption of such inconsistent provision.
If, after approval by the shareholders of this paragraph 8, the BCL is amended to permit the further elimination or limitation of the personal liability of a director, then the liability of the director shall be eliminated or limited to the fullest extent permitted by the BCL as so amended.
The foregoing restatement of the certificate of incorporation as so restated was authorized by the majority vote of the Board of Directors of the Corporation in accordance with Section 807 of the Business Corporation Law.